UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

UNILEVER PLC

(Name of Subject Company)

UNILEVER PLC

(Name of Person(s) Filing Statement)

American Shares (evidenced by Depositary Receipts) each representing one ordinary share of the nominal amount of 3 l/9p each

(Title of Class of Securities)

904767704

(CUSIP Number of Class of Securities)

T. E. Lovell

Group Secretary

Tel: +44(0)2078225252

Fax: +44(0)2078225464

100 Victoria Embankment

London EC4Y 0DY

United Kingdom

(Name, address and telephone number of person authorized
to receive notice and communications on behalf of the persons filing statement)

With copies to:

Thomas B. Shropshire, Jr.

Linklaters LLP

Tel: +44(0)2074562000

Fax: +44(0)2074562222

One Silk Street

London EC2Y 8HQ

United Kingdom

☒               Check the box below if the filing relates solely to preliminary communications made before the commencement of a tender offer.

On 17 February 2017, The Kraft Heinz Company (“Kraft Heinz”) announced that it had made a potential offer for all of the shares of Unilever PLC and Unilever N.V. (together, “Unilever” or the “Company”).

This Schedule 14D-9 filing consists of the following documents relating to the potential offer:

1)             Statement regarding the announcement by The Kraft Heinz Company of a potential offer, dated 17 February 2017, issued by Unilever, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference;

2)             Form of e-mail, dated 17 February 2017, to senior worldwide management of the Company, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference; and

3)             Pages posted on Unilever’s website, www.unilever.com, on 17 February 2017, a copy of which is attached hereto as Exhibit 99.3 and incorporated herein by reference.

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Statement regarding the announcement by The Kraft Heinz Company of a potential offer, dated 17 February 2017, issued by Unilever

99.2	Form of e-mail, dated 17 February 2017, to senior worldwide management of the Company

99.3	Pages posted on Unilever’s website, www.unilever.com on 17 February 2017

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